EXHIBIT 3.1

THE ROUSE COMPANY

ARTICLES SUPPLEMENTARY

AMENDING THE ARTICLES SUPPLEMENTARY

DESIGNATING INCREASING RATE CUMULATIVE PREFERRED STOCK

The Rouse Company, a Maryland corporation having its principal office in Columbia, Maryland (the “Corporation”), certifies to the Maryland State Department of Assessments and Taxation (“MSDAT”) that:

FIRST:      The Board of Directors of the Corporation (the “Board of Directors”) filed Articles Supplementary designating the Corporation’s Increasing Rate Cumulative Preferred Stock (the “Increasing Rate Cumulative Preferred Stock”), with MSDAT on June 7, 1996 (the “Articles Supplementary”).

SECOND:  There are no shares of Increasing Rate Cumulative Preferred Stock currently issued and outstanding.

THIRD:  Pursuant to the authority expressly vested in the Board of Directors in Article FIFTH, Section (B)(3) of the Charter of the Corporation, the Board of Directors desires to reclassify the Increasing Rate Cumulative Preferred Stock by amending, effective as of the date of original filing of the Articles Supplementary on June 7, 1996, certain provisions contained in the Articles Supplementary by filing these Articles Supplementary Amending the Articles Supplementary Designating the Increasing Rate Cumulative Preferred Stock (the “Articles of Amendment to the Articles Supplementary”).

FOURTH:  Article SECOND, Section 12(a) of the Articles Supplementary is hereby deleted in its entirety and replaced with the following:

Section 12.  Certain Restrictions.  (a) So long as any shares of Exchangeable Preferred Stock are outstanding, the Corporation will not, either directly or indirectly or through a Merger, without either (1) the written consent of the Representatives or (2) the affirmative vote (at a meeting) or the written consent (with or without a meeting) of the holders of at least 66-2/3% of the shares of Exchangeable Preferred Stock at the time outstanding:

(i)            amend, alter or repeal any of the provisions of this Certificate, the Charter or the Corporation’s bylaws, so as to affect adversely the preferences, special rights or powers of the Exchangeable Preferred Stock;

(ii)           issue (or approve the issuance of) any shares of Exchangeable Preferred Stock except pursuant to the Contingent Stock Agreement;

(iii)          redeem, retire, purchase or otherwise acquire, or permit any of the Corporation’s Affiliates to redeem, purchase or otherwise acquire, any shares of Exchangeable Preferred Stock except as provided in Sections 5 and 6 hereof;

(iv)          approve or consummate any Merger which would affect adversely the preferences, special rights or powers of the Exchangeable Preferred Stock;

(v)           approve any Exchange of less than all of the Exchangeable Preferred Stock at the time outstanding unless the full accrued dividends (whether or not declared) for all prior and then current Dividend Periods shall either (A) have been paid or (B) declared and a sum sufficient for the payment thereof set apart for such payment;

(vi)          declare or pay or set apart any money for any dividends (other than a dividend payable solely in Junior Stock) or make any other distribution on or with respect to any shares of Junior Stock;

(vii)         redeem, retire or otherwise acquire for value, or set apart any money for any sinking or other analogous fund for the redemption or purchase of, any shares of Junior Stock (other than acquisitions of Common Stock solely for the purpose of obtaining the number of shares of Common Stock which may be required to effect any Exchange) or of any warrant, option or right to purchase, subscribe for or otherwise acquire any Junior Stock; or

(viii)        declare or pay or set apart any dividends (other than a dividend payable solely in Junior Stock) or make any other distribution on or with respect to any shares of Parity Dividend Stock or Parity Liquidation Stock during any Dividend Period unless, at the same time, a like proportionate dividend during such Dividend Period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon, or declared and set apart for, all issued and outstanding shares of Exchangeable Preferred Stock entitled to receive such dividend.

FIFTH:  Article SECOND, Section 12(c) of the Articles Supplementary is hereby deleted in its entirety and replaced with the following:

(c)           So long as the Corporation shall be obligated (contingently or otherwise) to issue shares of Exchangeable Preferred Stock pursuant to the Contingent Stock Agreement, the Corporation will not, either directly or indirectly or through a Merger, at any time when no shares of Exchangeable Preferred Stock are outstanding, without the prior written consent of the

Representatives, take (or cause to be taken) any of the actions described in clause (v) of paragraph (a) above or in paragraph (b) above.

SIXTH:  These Articles of Amendment to the Articles Supplementary do not alter the number of shares of capital stock that the Corporation has authority to issue.  Except as amended hereby, the terms of the Increasing Rate Cumulative Preferred Stock are ratified and confirmed and remain in full force and effect.

SEVENTH:  The Board of Directors has approved the filing of the foregoing Articles of Amendment to the Articles Supplementary and no stockholder approval is required.

{Signatures appear on the following page.}

IN WITNESS WHEREOF, The Rouse Company has caused these Articles Supplementary Amending the Articles Supplementary Designating Increasing Rate Cumulative Preferred Stock to be signed in its name and attested by its duly authorized officers on the 2nd day of September, 2003.

Attest:

By:	/s/ Gordon H. Glenn	By:	/s/ Anthony W. Deering
	Gordon H. Glenn		Anthony W. Deering
	Senior Vice President,		President and Chief Executive
	General Counsel and Secretary		Officer

                THE UNDERSIGNED, President and Chief Executive Officer of The Rouse Company, who executed on behalf of the Corporation the foregoing Articles Supplementary Amending the Articles Supplementary Designating Increasing Rate Cumulative Preferred Stock, of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation that the foregoing Articles of Amendment are the corporate act of the Corporation and hereby certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under penalties of perjury.

/s/ Anthony W. Deering
Anthony W. Deering
President and Chief Executive
Officer